UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Basic Energy Services, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of class of securities)

06985P100
(CUSIP number)

Susan C. Schnabel 11400 W. Olympic Blvd., Suite 1400 Los Angeles, CA 90064 424-276-4484
(Name, address and telephone number of person authorized to receive notices and communications)

June 12, 2014
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see  the Notes ).

1.	NAME OF REPORTING PERSON: DLJ Merchant Banking Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	4,519,861 (see Item 5)
	8.	SHARED VOTING POWER:	0
	9.	SOLE DISPOSITIVE POWER:	4,519,861 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		4,519,861 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		10.5% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: DLJ Offshore Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	311,578 (see Item 5)
	8.	SHARED VOTING POWER:	0
	9.	SOLE DISPOSITIVE POWER:	311,578 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		311,578 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0.7% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: DLJ Offshore Partners III-1, C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	79,860 (see Item 5)
	8.	SHARED VOTING POWER:	0
	9.	SOLE DISPOSITIVE POWER:	79,860 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		79,860 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0.2% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: DLJ Offshore Partners III-2, C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	56,887 (see Item 5)
	8.	SHARED VOTING POWER:	0
	9.	SOLE DISPOSITIVE POWER:	56,887 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		56,887 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0.1% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: DLJ MB PartnersIII GmbH & Co. KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	37,742 (see Item 5)
	8.	SHARED VOTING POWER:	0
	9.	SOLE DISPOSITIVE POWER:	37,742 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		37,742 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0.1% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: Millennium Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	25,580 (see Item 5)
	8.	SHARED VOTING POWER:	0
	9.	SOLE DISPOSITIVE POWER:	25,580 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		25,580 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		0.1% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: MBP III Plan Investors, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	800,395 (see Item 5)
	9.	SOLE DISPOSITIVE POWER:	800,395 (see Item 5)
	10.	SHARED DISPOSITIVE POWER:	0
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		800,395 (see Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		1.9% (see Item 5)*
14.	TYPE OF REPORTING PERSON:		PN

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: aPriori Capital Partners LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	5,831,903 (see Item 5)†
	9.	SOLE DISPOSITIVE POWER:	0
	10.	SHARED DISPOSITIVE POWER:	5,831,903 (see Item 5) †
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		5,831,903 (see Item 5) †
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		13.5% (see Item 5) †*
14.	TYPE OF REPORTING PERSON:		OO (limited liability company)

†Reflects shares of Common Stock beneficially owned directly by each of:  DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: aPriori Capital Partners L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	5,831,903 (see Item 5) †
	9.	SOLE DISPOSITIVE POWER:	0
	10.	SHARED DISPOSITIVE POWER:	5,831,903 (see Item 5) †
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		5,831,903 (see Item 5) †
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		13.5% (see Item 5) †*
14.	TYPE OF REPORTING PERSON:		PN

†Reflects shares of Common Stock beneficially owned directly by each of:  DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: aPriori Capital Partners III LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	5,831,903 (see Item 5) †
	9.	SOLE DISPOSITIVE POWER:	0
	10.	SHARED DISPOSITIVE POWER:	5,831,903 (see Item 5) †
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		5,831,903 (see Item 5) †
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		13.5% (see Item 5) †*
14.	TYPE OF REPORTING PERSON:		OO (limited liability company)

†Reflects shares of Common Stock beneficially owned directly by each of:  DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: aPriori Capital GmbH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	5,831,903 (see Item 5) †
	9.	SOLE DISPOSITIVE POWER:	0
	10.	SHARED DISPOSITIVE POWER:	5,831,903 (see Item 5) †
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		5,831,903 (see Item 5) †
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		13.5% (see Item 5) †*
14.	TYPE OF REPORTING PERSON:		OO (limited liability company)

†Reflects shares of Common Stock beneficially owned directly by each of:  DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: Susan C. Schnabel
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	5,831,903 (see Item 5) †
	9.	SOLE DISPOSITIVE POWER:	0
	10.	SHARED DISPOSITIVE POWER:	5,831,903 (see Item 5) †
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		5,831,903 (see Item 5) †
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		13.5% (see Item 5) †*
14.	TYPE OF REPORTING PERSON:		IN

†Reflects shares of Common Stock beneficially owned directly by each of:  DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

1.	NAME OF REPORTING PERSON: Colin A. Taylor
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:		(a) [ ] (b) [X]
3.	SEC USE ONLY
4.	SOURCE OF FUNDS:	N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): [ ]
6.	CITIZENSHIP OR PLACE OF ORGANIZATION:		Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER:	0
	8.	SHARED VOTING POWER:	5,831,903 (see Item 5) †
	9.	SOLE DISPOSITIVE POWER:	0
	10.	SHARED DISPOSITIVE POWER:	5,831,903 (see Item 5) †
11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:		5,831,903 (see Item 5) †
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:		[ ]
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):		13.5% (see Item 5) †*
14.	TYPE OF REPORTING PERSON:		IN

†Reflects shares of Common Stock beneficially owned directly by each of:  DLJ Merchant Banking Partners III, L.P.; DLJ Offshore Partners III, L.P.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ MB PartnersIII GmbH & Co. KG; Millennium Partners II, L.P. and MBP III Plan Investors, L.P.

* Percentage calculation is based on the number of shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) amends and supplements the Statement on Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission on April 10, 2014 (the “Schedule 13D”).  All terms used in this Amendment No. 1, but not defined herein, have the meaning given to such terms in Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following:

On June 12, 2014, pursuant to the terms of the underwriting agreement, dated June 9, 2014, entered into among the Funds, the Issuer and Goldman, Sachs & Co., as underwriter, the Funds sold an aggregate of 5,545,898 shares of Common Stock at a price of $25.50 per share, after underwriting discounts and commissions.

Item 5.                                Interests in the Securities of the Issuer.

Items 5(a), 5(b), and 5(c) of the Schedule 13D are hereby amended and restated in their entirety to read as follows:

(a) and (b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 1 are incorporated herein by reference.  As of June 12, 2014, the Reporting Persons beneficially owned in the aggregate 5,831,903 shares of Common Stock, representing approximately 13.5% of the shares of Common Stock outstanding (based on 43,170,095 shares of Common Stock outstanding as of April 28, 2014, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014).

(c) On June 12, 2014, pursuant to the terms of the underwriting agreement, dated June 9, 2014, entered into among the Funds, the Issuer and Goldman, Sachs & Co., as underwriter, the Funds sold an aggregate of 5,545,898 shares of Common Stock at a price of $25.50 per share, after underwriting discounts and commissions.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 12, 2014

DLJ MERCHANT BANKING PARTNERS III, L.P.

By:	aPriori Capital Partners III LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

DLJ OFFSHORE PARTNERS III, L.P.

By:	aPriori Capital Partners III LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

DLJ OFFSHORE PARTNERS III-1, C.V.

By:	aPriori Capital Partners III LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

DLJ OFFSHORE PARTNERS III-2, C.V.

By:	aPriori Capital Partners III LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

DLJ MB PARTNERS III GMBH & CO. KG

By:	aPriori Capital GmbH, its general partner

By:	/s/ Robert P. Espinosa
	Name:	Robert P. Espinosa
	Title:	Managing Director

MILLENNIUM PARTNERS II, L.P.

By:	aPriori Capital Partners III LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

MBP III PLAN INVESTORS, L.P.

By:	aPriori Capital Partners III LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

APRIORI CAPITAL PARTNERS III LLC

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

APRIORI CAPITAL PARTNERS L.P.

By:	aPriori Capital Partners LLC, its general partner

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

APRIORI CAPITAL GMBH

By:	/s/ Robert P. Espinosa
	Name:	Robert P. Espinosa
	Title:	Managing Director

APRIORI CAPITAL PARTNERS LLC

By:	/s/ Susan C. Schnabel
	Name:	Susan C. Schnabel
	Title:	Authorized Person

/s/ Susan C. Schnabel
Susan C. Schnabel

/s/ Colin A. Taylor
Colin A. Taylor